UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2007

PRB ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1875 Lawrence Street, Suite 450
Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 308-1330

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2007, Justin W. Yorke resigned from the board of directors of PRB Energy, Inc. (“PRB”) and as the chairman of the board’s nominating committee.  PRB previously reported on Form 8-K that Mr. Yorke’s decision to resign from the board and as the chairman of the board’s nominating committee was not the result of any disagreements with PRB.  On January 12, 2007, Mr. Yorke informed PRB that his resignation was due to a fundamental difference of opinion with PRB’s management in the financing and strategic direction of the company.  These differences were not expressed in Mr. Yorke’s January 8, 2007 resignation letter to PRB.  PRB believes this difference of opinion relates to differing views with PRB’s board of directors and management regarding a financing plan that was presented to and unanimously approved by PRB’s board of directors other than Mr. Yorke, who was excused from voting on the financing options considered by the board because of a conflict of interest.  However, during the board discussions regarding the financing options, Mr. Yorke expressed his strong opposition to the financing plan that was approved by the board.

A copy of Mr. Yorke’s resignation letter dated January 8, 2007 is attached to this Current Report on Form 8-K as Exhibit 99.1. A copy of Mr. Yorke’s email dated January 12, 2007 citing the reason for his resignation is attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Resignation Letter dated January 8, 2007.
99.2	Email dated January 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRB ENERGY, INC.

/s/ Robert W. Wright
Robert W. Wright
Chairman and Chief Executive Officer

January 17, 2007